Exhibit 10.16

VIEWSONIC CORPORATION
SUMMARY OF TERMS
2005 NON-EMPLOYEE DIRECTOR CASH COMPENSATION POLICY

The non-employee members of ViewSonic Corporation’s Board of Directors shall receive a retainer fee of $30,000 per annum and shall also be reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors or committee meetings. In addition, the chairman of each committee shall receive a retainer fee of $10,000 per annum and each committee member shall receive a retainer fee of $3,000 per annum.